CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Gandalf Technologies Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Gandalf Technologies Inc.
for the registration of 2,200,574 common shares with repect to the Stock Option Plan for Key Employess and Directors
(formerly the Stock Option Plans for Executives and
Directors) of our report dated May 26, 1995, relating to the consolidated balance sheets of Gandalf Technologies Inc.
as at March 31, 1995 and 1994, and the related consolidated statements of income, changes in financial position and shareholders' equity for each of the years in the three year period ended March 31, 1995, and related schedule, which report appears in the March 31, 1995 Annual Report on Form 10-K of
Gandalf Technologies Inc.

S/KPMG Peat Marwick Thorne
- ------------------------
KPMG Peat Marwick Thorne


Ottawa, Canada

April 19, 1996